UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2010

Morton’s Restaurant Group, Inc.

(Exact name of registrant as specified in charter)

Delaware	1-12692	13-3490149
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

325 North LaSalle Street, Suite 500

Chicago, Illinois 60654

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (312) 923-0030

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

Pursuant to the terms of the previously disclosed settlement in a nationwide class action regarding wage and hours claims entitled Johnson et al. v. Morton’s Restaurant Group, Inc. et al., brought before the American Arbitration Association (the “Settlement”), Morton’s Restaurant Group, Inc. (the “Company”) agreed to issue an aggregate of 1,200,000 shares of Series A Convertible Preferred Stock, par value $.01 per share (the “Preferred Stock”) as part of the consideration for the settlement and release of claims against the Company. The Preferred Stock has an aggregate liquidation preference of $6,000,000. On January 28, 2010, an order approving the Settlement was granted by the United States District Court for the District of Massachusetts. The Company anticipates issuing the Preferred Stock on or about February 26, 2010.

The Company will not receive any cash proceeds in connection with the issuance of any of the Preferred Stock. The terms and conditions of the issuance of the Preferred Stock in connection with the Settlement were approved, after a hearing upon the fairness of such terms and conditions at which all persons to whom it was proposed to issue the Preferred Stock in the class action had the right to appear, by the United States District Court for the District of Massachusetts. Accordingly, the Preferred Stock is being issued in reliance on the exemption from registration under Section 3(a)(10) of the Securities Act of 1933, as amended.

At any time on or after February 26, 2012, holders of Preferred Stock (“Holders”) may elect to convert some or all of the shares of Preferred Stock held by such Holder into shares of common stock of the Company (“Common Stock”) at a rate of one share of Common Stock per share of Preferred Stock, subject to certain adjustments. In addition, at any time prior to a voluntary conversion by a Holder, so long as Preferred Stock has traded for any period of ten or more consecutive business days at a price that is equal to or greater than $5.00, the Company shall have the right to convert each share of Preferred Stock into shares of Common Stock at a rate of one share of Common Stock per share of Preferred Stock, subject to certain adjustments. The complete description of the terms of Preferred Stock, including the conversion thereof, will be set forth in the certificate of designations for the Preferred Stock (the “Certificate of Designations”), a copy of which will be filed as an exhibit to the Form 8-A Registration Statement for the Preferred Stock when filed with the Securities and Exchange Commission on or before the date of issuance.

The Preferred Stock will be listed on the New York Stock Exchange for trading. This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Forward-Looking Statements

The information contained in this Current Report on Form 8-K includes certain estimates, projections, and other forward-looking information that reflect the Company’s current views with respect to future events. These estimates, projections, and other forward-looking information are based on assumptions the Company believes, as of the date hereof, are reasonable. All such estimates, projections, and forward-looking information speak only as of the date hereof. The Company undertakes no duty to publicly update or revise the information contained herein or in the handout. There can be no assurance that any estimates, projections, or forward-looking information will be realized. There may be differences between such estimates and actual events, and those differences may be material.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Morton’s Restaurant Group, Inc.

Date: February 26, 2010	/S/ RONALD M. DINELLA
Ronald M. DiNella
Senior Vice President, Chief Financial Officer And Treasurer